                                         Registration Statement No. 33-48029,
                                             Filed Pursuant to Rule 424(b)(3)



                               MICHAELS STORES, INC.

                           SUPPLEMENT DATED JUNE 11, 1999
                          TO PROSPECTUS DATED MAY 15, 1992




   With respect to the prospectus covering 1,255,717 shares of Common Stock of Michaels Stores, Inc., filed with the Form S-3 Registration Statement No. 33-48029:

   The Plan of Distribution section on pages four and five of this prospectus is hereby amended by adding the following paragraph as the eighth paragraph:

         F. Jay Taylor intends to offer 4,000 shares of Common Stock. Sales of Common Stock pursuant to this offer will be effected by the brokerage firm of Merrill Lynch, Pierce Fenner & Smith Incorporated. Dr. Taylor will pay such brokerage firm a commission for the sale of the Common Stock, which commission shall be $.06 per share sold.

   The Section entitled "Selling Shareholders" is also amended by replacing the information with respect to F. Jay Taylor in the table on page seven and footnote (4) on page eight with the following information:

                                                         Common Stock
                              Beneficial Ownership    Offered for Selling
                                of Common Stock          Shareholder's      Percent of Class
  Selling Shareholder         Prior to Offering(1)         Account          After Offering(2)
  -------------------         --------------------         -------          -----------------
     F. Jay Taylor                  90,440 (4)              4,000                   *

----------------
 *   Indicates shares held are less than 1% of class.

(4) Includes 10,440 shares held directly by Dr. Taylor and 80,000 shares subject to presently exercisable options.


            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 11, 1999.